Exhibit 10.14

ELECTRIC SERVICE WILL

SERVE AGREEMENT

THIS WILL SERVE AGREEMENT including all exhibits, schedules, addenda or any other attachment hereto (“Agreement”) is made and entered into by and between the OKLAHOMA GAS AND ELECTRIC COMPANY (hereinafter called “Company”) and SPRE WATONGA OK, LLC, (hereinafter called “Consumer”). Company and Consumer may each be referred to as “Party” and together the “Parties”.

WHEREAS Consumer has requested electrical service from Company for use in connection with CRYPTOCURRENCY, at 81435 N 2660 RD SUITE B, WATONGA, OK (“Service Location”).

WHEREAS Company has agreed to sell Consumer electricity at the Service Location, however, before Company can deliver the electricity requested at the Service Location, it will need to perform engineering, design, procurement and/or construction work (“Work”).

WHEREAS, in consideration for the costs associated with the Work, Consumer is agreeing to purchase electrical service from Company pursuant to the terms and conditions of this Agreement.

Therefore, Parties agree as follows:

1.

Physical Address Required. Consumer already possess or is required to enter into a binding and enforceable lease or purchase agreement within thirty (30) days for the Service Location with the address and location identified in this Agreement as a precondition to entering into this Agreement. In the event that Consumer fails to enter into a purchase agreement or binding and enforceable lease during this period, this Agreement shall terminate unless Company, in its sole discretion, decides to extend this thirty (30) day deadline in writing.

2.

Requested Electrical Service. The electric service to be delivered to Consumer under this Agreement is for a maximum demand requirement of 17000 kilowatts (kW) and will be of a character commonly known as 12500 volts, 3 phases 4-wire solidly grounded wye of approximately 60 hertz (with reasonable variation in voltage and frequency in either direction allowed) (“the Maximum Demand”). The service will be billed as Service Level 2.

a.	In determining ability and cost to serve the Service Location, the Company is relying upon this maximum amount of Maximum Demand.
b.

Prior to an increase to Consumer’s Maximum Demand, Consumer will make a written request to the Company. Company will review the request and may require additional information about the Consumer, further review and/or studies, additional contract documents, additional financial obligations and/or impose additional technical and operational requirements of Consumer. An increase to Maximum Demand is not guaranteed. Requests to increase the Maximum Demand require at least sixty (60) days to review. If Company agrees to increase Consumer’s Maximum Demand, Parties will enter into additional contract documents to reflect the amended relationship.

i.

Consumer shall be responsible for damage to any equipment caused by or related to an unauthorized increase in Maximum Demand or resulting from any misrepresentation of identity or facts for the purpose of obtaining service. If there is an increase in the amount of electricity being used at the Service Location beyond the Maximum Demand, Company may disconnect service. According to the Rules on Electricity, OAC 165:35, disconnection will be taken to avoid an adverse effect of the unauthorized increase in Load on the service of other Company customers and to correct a condition that is posing a safety hazard to the equipment of Company.

Reconnection of service following disconnection for an unauthorized increase in Maximum Demand may require the payment of a service fee pursuant to Company’s Standard Terms and Conditions of Service. Furthermore, repeated unauthorized increases in Maximum Demand may lead to permanent disconnection of service.

c.

If Consumer’s highest billed demand remains below seventy-five percent (75%) of the Maximum Demand for any six (6) consecutive month period, Company may, at its sole discretion, reduce the Maximum Demand requirement to the highest billed demand level within the six (6) consecutive month period and inform Consumer in writing of the change. The reduced demand level communicated to Consumer shall become the new Maximum Demand.

d.	The obligations under this section shall survive the termination of this Agreement and shall continue for so long as Consumer has an active account associated with the Service Location.

3.

Description of Amount and Nature of Consumer’s Load. Cryptocurrency mining operation to total 17 MW. SPRE will have one primary meter at the substation. SPRE will terminate customer cables to the primary meter. This is required to be completed by a supervised OG&E substation crew.

4.

Billed Rates. So long as Consumer is receiving electric service from Company, Consumer shall be billed in accordance with the Tariff and/or classification of service in effect at the time electrical service is delivered, and Consumer agrees to pay such amount billed. Should a change occur, Company shall, upon the effective date thereof, bill Consumer in accordance with the revised Tariff and/or classification of service.

5.	Technical and Operational Requirements.
a.

Consumer agrees to satisfy any and all Technical and Operational Requirements (defined below) of the Company or from any applicable filed and approved Tariff (as defined by OAC 165:35-1-2), or Company’s classifications of service including any modifications or new Tariffs/classifications of services.

i.

Operational Requirements are defined as essential capabilities, associated requirements, performance measurements, generational requirements (including the cost to add generation), and any process or series of actions required to affect desired results, requirements, or capabilities.

ii.	Technical Requirements are defined as standards that a system or software must follow. This includes security, architectural and functionality requirements.
b.

Consumer shall be responsible for providing, owning, installing, and maintaining their electrical system, equipment, and process designed to operate and conform with all applicable standards and codes including, but not limited to, IEEE-519-2014, and any successor IEEE standards. In addition, The Consumer will operate its equipment to meet IEEE-1453-2012 guidelines as measured with an IEEE compliant flicker meter at the point of common coupling (“PCC”).

c.	In consideration for Company’s cost required to serve the Service Location, except as when used as a back-up source for electric services during an emergency or outage, Consumer shall not use or engage behind-the-meter generation for more than ten percent (10%) of the Service Location’s energy needs for the duration of this Agreement.
d.	The obligations under this section shall survive the termination of this Agreement and shall continue for so long as Consumer has an active account associated with the Service Location.

6.

Conditions for Construction/Installation. If Consumer fails to satisfy any conditions or requirements given to Consumer by Company for construction and/or installation of Company owned equipment, Company reserves the right to immediately stop-work until such time as the deficiency is resolved. Consumer shall also be responsible for any damages or harm incurred by Company because of Consumer’s failure to abide by any provided conditions or requirements. The obligations under this paragraph six (6) shall survive the termination of this Agreement and shall continue for so long as Consumer has an active account associated with the Service Location.

7.

Load Connection Study. As part of the Work, the Southwest Power Pool (“SPP”) may require a confirming load connection study to be completed to determine if any transmission system upgrades are needed before official permission can be given to serve a future load that exceeds what has been included in the growth projections for the area of the Service Location. Projects are typically reviewed, and a decision made by the SPP, within approximately sixty (60) days for routine requests and up to one hundred and twenty (120) or more days for non-routine requests. Any associated upgrade costs resulting from the SPP connection study will be the Consumer’s responsibility and may require parties to enter into additional contract documents and may require a contribution in aid of construction payment from Consumer.

8.

Rights of Way. The performance of this Agreement is contingent upon Company being able to secure the necessary rights of way to the Service Location for its facilities at a cost which, in its sole judgment, is reasonable. In the event the cost of the right of way is, in Company’s sole opinion, not acceptable, Consumer shall be required to pay any costs in excess of that amount which Company determines to be acceptable.

9.

Additional Contract Documents. The purpose of this Agreement is to allow Company to perform Work to provide electrical service to the Service Location (“Purpose”). Once the Purpose has been achieved, and before electrical service may be delivered to Consumer at the Service Location, Parties may be required to execute additional contract documents to reflect the terms and conditions of receiving electrical service. Unless otherwise agreed to by Company, Consumer’s failure to execute any additional contracts within thirty (30) days of receipt will be deemed a termination of this Agreement by the Consumer.

10.

New Electric Consuming Facilities. So long as Consumer has an active account with the Company, Consumer will grant Company first right of refusal for any other new electric consuming facilities Consumer will own and/ or operates in Company’s service territory provided the location of the new electric consuming facilities is in a competitive area. Competitive area is defined as a location in Company’s service area within an unincorporated area where a new electric consuming facility having a connected load for initial full operation of 1,000 kW or larger is located.

11.	Load Reduction Program. Select as applicable.

Yes - Consumer is electing to participate in the Standard Pricing Schedule: LR: Load Reduction Rider.

☐ ~~Consumer is electing to participate in Company~~’~~s Direct Load Control Program available under the Standard Pricing Schedule: LR: Loan Reduction Rider. **Eligibility requirements exist~~.

☐ ~~Consumer is not participating in Load Reduction~~.

~~*Consumer may, in the future, participate pursuant to the terms and conditions of the Standard Pricing Schedule: LR: Load Reduction Rider or other applicable Tariff(s).~~

12.	Term & Termination.
a.

Subject to Company’s Terms and Conditions of Service and rules and regulations of any regulatory authority having jurisdiction, this Agreement shall remain in full force and effect for an initial term of 5 years from the effective date of this Agreement (the “Initial Term”). Following expiration of the Initial Term Consumer will continue to receive service under applicable Tariffs and those provisions of this Agreement that by their nature are intended to survive termination of this Agreement.

b.

If Consumer, at any time, is unable to proceed in a timely manner with the work or process necessary to establish electrical service at the Service Location, including, but not limited to the execution of any other contractual document required, Company reserves the right to cancel this Agreement following a thirty (30) day notice to cure. While Company’s right to cancel may be executed at its sole discretion pursuant to this subsection, Company shall refrain from exercising its right herein so long as Consumer is utilizing commercially reasonable efforts.

c.	Effect of Termination.
i.

If Consumer elects to terminate this Agreement at any time for any reason or does not make an application for an account with Company within three months of service from the date Permanent Electric Service (defined below) has been made available by Company to the Service Location, Consumer will reimburse Company for all actual expenses associated with the Work required to serve Consumer’s facility located at the Service Location described in this Agreement. These expenses include but are not limited to the engineering costs, costs of obtaining easements, material costs, material cancellation costs, and construction labor.

1.	Permanent Electric Service means Company has completed all design and construction of electrical facilities necessary to make available electric service to Consumer’s point of interconnection.
ii.	If Company elects to cancel this Agreement, Consumer will be responsible for any actual expense Company has incurred prior to the effective date of cancellation.
iii.	Termination of the Agreement shall not affect Company’s exclusive right to provide electrical service to Consumer at the Service Location for any future electrical service needs using its Tariffs.
iv.

In addition to those obligations with express survival language, upon expiration or termination of the Agreement, the obligations which by their nature are intended to survive expiration or termination of the Agreement shall survive.

13.

Title & Ownership. Company shall retain all right, title and interest to any items associated with the expansion of Company’s electric system as contemplated in the Agreement including but not limited to materials, services, easements purchased, acquired or obtained by Company in connection with this Agreement. In addition, ownership, and control of all such items of expansion shall at all times remain with Company and Company shall have the right to use the same for the purpose of serving Company’s other customers.

14.	Service Levels.
a.	Consumer will follow all Tariff requirements for the service level applicable to the Service Location however, for Service 1 and Service Level 2 the following additional requirements will apply.
i.

Should Consumer elect Service Level 1, service from a Consumer-owned substation, the point of delivery under this Agreement shall be the point at which the electric facilities of Company will connect to the electric facilities of Consumer, typically at Consumer-owned dead end structure in Consumer’s substation. Consumer is obligated to modify the substation in the future as Company’s transmission continues to evolve. When deemed necessary by Company changes in Consumer’s substation may be needed to conform to industry standards, transmission system characteristics, and Company practices, or to take advantage of technological advances which will maintain the reliability of the substation. The billing metering will be on the low side of Consumer-owned transformer. Consumer shall install Company-owned and provided potential and current transformers used for metering per Company specifications. Consumer shall also install raceway from the potential and current transformers to a Company-owned but Consumer installed meter base. Company will adjust for transformer losses when calculating the bill. Consumer shall provide reasonable access to the metering equipment for maintenance and testing.

ii.

Should Consumer elect Service Level 2, service from an onsite substation, Company will be responsible for the design and construction of any facilities needed and Consumer will reimburse for any and all costs that exceed the allowable expenditure. The location of the pad will be on Consumer’s property at a mutually agreeable location. Consumer shall grant, at no cost to Company easements for:(i) the new substation to be constructed; (ii) the transmission and distribution infrastructure; and (iii) ingress and egress access to the substation and transmission and distribution infrastructure. All such easements shall be in a form that is acceptable to and approved by Company and such easements shall include, as a material term, the right of Company to extend the rights granted to Company under the easements to third parties for purposes including, but not limited to, allowing such third parties to access the substation for their electric service needs or area load growth needs. Consumer will identify any environmental permitting exemptions, authorizations, and/or existing permits that apply to current or anticipated construction and operations. These may include, but are not limited to, areas such as, stormwater discharges, spill control and countermeasure plans, waste management, temporary generators, air emissions, or endangered species. The acquisition of such permits or authorizations, as well as the development of related control and implementation plans, will be identified and coordinated between the Parties in a timely manner so as not to impact a project plan that is mutually agreeable to the Parties.

b.

For a Service Location outside of the Company’s certified territory, Consumer is responsible for installing a connected load of 1,000 kW or greater for initial full operation. If, after service is initiated and it is determined that the actual connected load for initial full operation is under 1,000 kW, Consumer will be required to obtain service from the incumbent retail electric service provider and will reimburse Company for all actual expenses associated with the construction and design of the electrical system required to serve Consumer’s facility located at the Service Location described in this Agreement.

15.	Governing Law and Authority.
a.	To protect the reliability and resiliency of its electrical system, Company reserves its right to limit service or disconnect service in the event that Consumer breaches this Agreement.
b.

This Agreement shall be governed and construed in accordance with the laws of the State of Oklahoma excepting its laws regarding conflicts of law. Any suit, claim or legal proceeding arising out of or relating to this Agreement shall be brought exclusively in the state or federal courts located in Oklahoma County, Oklahoma. The Parties hereby agree to the exclusive jurisdiction of and venue in such courts and the Parties expressly and irrevocably waive any objections to such exclusive jurisdiction and venue. In the event of any dispute relating to this Agreement, the Parties agree that they shall first attempt to resolve the dispute via informal negotiations before initiating any legal proceeding. THE PARTIES EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING FROM OR RELATING TO THIS AGREEMENT.

c.

Nothing contained herein shall be construed as affecting in any way the right of Company to unilaterally make application to the Corporation Commission of Oklahoma and/or the Arkansas Public Service Commission or to any other regulatory agency having jurisdiction, as applicable, for a change in rates, charges, classification, service, Term and Conditions of Service or any rule, regulation or contact relating thereto, during the term of this Agreement, Company shall, upon the effective date of any order or rule resulting from such application, bill Consumer on the basis of such change and Consumer agrees to pay such amount billed reflecting such change.

d.

Parties agree to abide by all applicable provisions and respective amendments of Federal and State laws, rules and regulations, ordinances, judicial decisions, and executive orders, in performance of this Agreement.

16.

Notice. All notices or communications relating to this Agreement shall be in writing and sent to the addresses identified by the Parties below via internationally recognized delivery service or certified United States mail with delivery confirmation for all such methods. Either Party may change its notice address by providing written notice of such change to the other Party.

17.	Miscellaneous.
a.

The person signing this Agreement on behalf of a Party represents and warrants that that he or she is a duly authorized representative of that Party and that he or she has express authority to sign this Agreement on behalf of that Party.

b.

The Parties have caused this Agreement to be signed by their duly authorized officers. This Agreement may be executed in counterparts each of which so executed shall be deemed an original and constitute one and the same agreement.

c.

Consumer shall remain subject to Company’s Tariffs and Terms and Conditions of Service, however, this Agreement constitutes the entire agreement between the Parties with respect to the subject matter contained herein and supersedes all prior or contemporaneous oral or written agreements, conditions, or representations. Should a conflict arise between this Agreement and any Tariff, or Terms and Conditions of Service it will be resolved in favor of this Agreement. This Agreement is deemed to include all schedules and exhibits attached, which are made a part of this Agreement by this reference.

d.

Unless specifically defined herein, capitalized terms shall have the meanings assigned to them under the applicable Tariff or Company’s Standard Terms and Conditions of Service and in the event of a conflict or inconsistency with any defined terms the applicable Tariff and/or Company’s Standard Terms and Conditions of Service will apply.

e.	The rights and obligations of the Consumer under this Agreement may not be sold, assigned, or otherwise transferred without written approval from the Company.

[Signature page to follow]

This Agreement shall not be binding or effective nor shall it constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the Parties unless and until this Agreement has been executed by the Company.

SPRE WATONGA OK, LLC By: /s/ Robert C. Bissell Signature (Authorized Representative) Date: 1/5/24 Print Name: Robert C. Bissell Title: CEO Address: 2246 Roswell Road #108-851 Marietta, GA 30062

OKLAHOMA GAS AND ELECTRIC COMPANY

By: /s/ Keith Erickson

Signature (Authorized Representative)

Date: 2/13/24

Print Name: Keith Erickson

Title: Vice President

Address: 321 W. Harvey, Oklahoma Cit, OK 73102

OG&E Internal Use Only:

Account Exec                             All, Exp.                    CTS                             Service Level